As filed with the Securities and Exchange Commission on January 5, 2007

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HILAND PARTNERS, LP
HILAND PARTNERS FINANCE CORP.

(Exact name of registrant as specified in its charter)

Delaware	1311	71-0972724
Delaware	1311	56-2627500
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

205 West Maple, Suite 1100
Enid, Oklahoma 73701
(580) 242-6040

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Randy Moeder
205 West Maple, Suite 1100
Enid, Oklahoma 73701
(580) 242-6040

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Douglas E. McWilliams
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
(713) 758-2222

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price	Amount of registration fee(6)
Common Units
Debt Securities(1)(2)
Guarantees of Debt Securities(2)
Total	$500,000,000(3)(4)(5)	$53,500

(1)                If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such amount as shall result in an aggregate initial offering price not to exceed $500,000,000, less the dollar amount of any registered securities previously issued.

(2)                If a series of debt securities is guaranteed, such series will be guaranteed by all subsidiaries other than “minor” subsidiaries as such term is interpreted in securities regulations governing financial reporting for guarantors. Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees of the debt securities being registered.

(3)                Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In no event will the aggregate initial offering price of all securities offered from time to time pursuant to the prospectus included as a part of this Registration Statement exceed $500,000,000. To the extent applicable, the aggregate amount of common units registered is further limited to that which is permissible under Rule 415 (a)(4) under the Securities Act. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(4)                There are being registered hereunder a presently indeterminate number of common units and an indeterminate principal amount of debt securities. This registration statement also covers an indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities registered hereunder.

(5)                The proposed maximum aggregate offering price for each class of securities to be registered is not specified pursuant to General Instruction, II.D. of Form S-3.

(6)                Calculated in accordance with Rule 457(o).

The following are co-registrants that may guarantee the debt securities:

Hiland Operating, LLC

(Exact Name of Registrant As Specified In Its Charter)

Delaware	71-0972727
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Hiland Energy Partners, LLC

(Exact Name of Registrant As Specified In Its Charter)

Delaware	83-0408524
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Hiland GP, LLC

(Exact Name of Registrant As Specified In Its Charter)

Delaware	30-0286019
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Hiland LP, LLC

(Exact Name of Registrant As Specified In Its Charter)

Delaware	32-0133788
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Continental Gas Operating, LP

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1363922
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Hiland Partners, LLC

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1596920
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated January 5, 2007

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Hiland Partners, LP
Hiland Partners Finance Corp.

Common Units
Debt Securities

We may offer, from time to time, in one or more series:

•       common units representing limited partnership interests in Hiland Partners, LP; and

•       debt securities, which may be either senior debt securities or subordinated debt securities.

Hiland Partners Finance Corp. may act as co-issuer of the debt securities, and all other direct or indirect subsidiaries of Hiland Partners, LP, other than “minor” subsidiaries as such item is interpreted in securities regulations governing financial reporting for guarantors, may guarantee the debt securities.

The securities we may offer:

•       will have a maximum aggregate offering price of $500,000,000;

•       will be offered at prices and on terms to be set forth in one or more accompanying prospectus supplements; and

•       may be offered separately or together, or in separate series.

Our common units are traded on the Nasdaq Global Select Market under the symbol “HLND.” We will provide information in the prospectus supplement for the trading market, if any, for any debt securities we may offer.

This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities we will provide a prospectus supplement that will contain specific information about those securities and the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. This prospectus may be used to offer and sell securities only if accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest. You should also read the documents we refer to in the “Where You Can Find More Information” section of this prospectus for information on us and our financial statements.

Limited partnerships are inherently different than corporations. You should carefully consider each of the factors described under “Risk Factors” beginning on page 5 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2007

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of this prospectus.

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GUIDE TO READING THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, we may, from time to time, sell up to $500,000,000 of the securities described in this prospectus in one or more offerings. Each time we offer securities, we will provide you with this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering, including, in the case of debt securities, the specific terms of the securities.

That prospectus supplement may include additional risk factors or other special considerations applicable to those securities and may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.

Throughout this prospectus, when we use the terms “we,” “us,” or “Hiland Partners,” we are referring either to Hiland Partners, LP, the registrant itself, or to Hiland Partners, LP and its operating subsidiaries collectively, as the context requires. When we use the term “Hiland Holdings,” we are referring to Hiland Holdings GP, LP, a publicly traded limited partnership that directly or indirectly owns all of the outstanding membership interests in our general partner.

WHERE YOU CAN FIND MORE INFORMATION

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus.

Any information that we file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus, and that is deemed “filed,” with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

•       Our Annual Report on Form 10-K for the year ended December 31, 2005;

•       Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2006; June 30, 2006; and September 30, 2006;

•       Our Current Reports on Form 8-K and 8-K/A filed April 3, 2006; April 4, 2006; May 3, 2006; June 7, 2006; June 13, 2006; August 15, 2006; September 29, 2006; and November 15, 2006; and

•       The description of our common units contained in our registration statement on Form 8-A filed on January 19, 2005 and any subsequent amendment thereto filed for the purpose of updating such description.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Hiland Partners, LP
Investor Relations
205 West Maple, Suite 1100
Enid, Oklahoma 73701
(580) 242-6040

Additionally, you may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s web site at http://www.sec.gov.

We also make available free of charge on our internet website at http://www.hilandpartners.com our annual reports on Form 10-K and our quarterly reports on Form 10-Q, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus may contain forward-looking statements. All statements other than statements of historical fact are forward-looking statements. These statements can be identified by the use of forward-looking terminology including ‘‘may,’’ ‘‘believe,’’ ‘‘will,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘estimate,’’ ‘‘continue’’ or other similar words. These statements discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future. Although we believe our forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to numerous assumptions, uncertainties and risks that may cause future results to be materially different from the results stated or implied in this document.

Specific factors could cause our actual results to differ materially from those contained in any forward-looking statement. These factors include, but are not limited to:

•       the general economic conditions in the United States of America as well as the general economic conditions and currencies in foreign countries;

•       the continued ability to find and contract for new sources of natural gas supply;

•       the amount of natural gas transported on our gathering systems;

•       the level of throughput in our natural gas processing and treating facilities;

•       the fees we charge and the margins realized for our services;

•       the prices and market demand for, and the relationship between, natural gas and natural gas liquids, or NGLs;

•       energy prices generally;

•       the level of domestic oil and natural gas production;

•       the availability of imported oil and natural gas;

•       actions taken by foreign oil and gas producing nations;

•       the political and economic stability of petroleum producing nations;

•       the weather in our operating areas;

•       the extent of governmental regulation and taxation;

•       hazards or operating risks incidental to the transporting, treating and processing of natural gas and NGLs that may not be fully covered by insurance;

•       competition from other midstream companies;

•       loss of key personnel;

•       the availability and cost of capital and our ability to access certain capital sources;

•       changes in laws and regulations to which we are subject, including tax, environmental, transportation and employment regulations;

•       the costs and effects of legal and administrative proceedings;

•       the ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to our financial results; and

•       risks associated with the construction of new pipelines and treating and processing facilities or additions to our existing pipelines and facilities.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Our future results will depend upon various other risks and uncertainties, including those described elsewhere in ‘‘Risk Factors.’’ Other unknown or unpredictable factors also could have material adverse effects on our future results. You should not put undue reliance on any forward-looking statements. All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement. We undertake no duty to update our forward-looking statements.

HILAND PARTNERS, LP

Overview

We are a growth oriented midstream energy partnership engaged in gathering, compressing, dehydrating, treating, processing and marketing natural gas and fractionating, or separating, natural gas liquids, or NGLs. We also provide air compression and water injection services to Continental Resources, Inc., an exploration and production company that is controlled by affiliates of our general partner, including Harold Hamm, for use in its oil and gas secondary recovery operations. Our operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States. In our midstream segment, we connect the wells of natural gas producers in our market areas to our gathering systems, treat natural gas to remove impurities, process natural gas for the removal of NGLs, fractionate NGLs into NGL products and provide an aggregate supply of natural gas and NGL products to a variety of natural gas transmission pipelines and markets. In our compression segment, we provide compressed air and water to Continental Resources. Continental Resources uses the compressed air and water in its oil and gas secondary recovery operations in North Dakota by injecting them into its oil and gas reservoirs to increase oil and gas production from those reservoirs. This increased production of natural gas flows through our midstream systems.

Our midstream assets consist of 13 natural gas gathering systems with approximately 1,800 miles of gas gathering pipelines, five natural gas processing plants, three natural gas treating facilities and three NGL fractionation facilities. Our compression assets consist of two air compression facilities and a water injection plant.

We commenced our midstream operations in 1990 when Continental Gas, Inc., then a subsidiary of Continental Resources, constructed the Eagle Chief gathering system in northwest Oklahoma. Since 1990, we have grown through a combination of building gas gathering and processing assets in areas where Continental Resources has active exploration and production assets and through acquisitions of existing systems which we have then expanded. Since inception, we have constructed 383 miles of natural gas gathering pipelines, three natural gas processing plants, two treating facilities and one fractionation facility. In addition, our management team designed and constructed the Bakken gathering system that we recently acquired from an affiliate of our general partner, which consists of 302 miles of gas gathering pipeline, a natural gas processing plant, two compressor stations and one fractionation facility. We have also acquired 1,115 miles of natural gas gathering pipelines, one natural gas processing plant, one treating facility and one fractionation facility.

Partnership Structure and Management

Hiland Partners GP, LLC, which is wholly-owned by Hiland Holdings, is our general partner and has sole responsibility for conducting our business and managing our operations. Hiland Partners Finance Corp., our wholly-owned subsidiary, has no material assets or any liabilities other than as a co-issuer of our debt securities. Its activities will be limited to co-issuing our debt securities and engaging in other activities incidental thereto.

Our principal executive office is located at 205 West Maple, Suite 1100, Enid, Oklahoma 73701. Our telephone number is (580) 242-6040. Our common units are traded on the Nasdaq Global Select Market under the symbol “HLND.”

RISK FACTORS

Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. The following risks could materially and adversely affect our business, financial condition or results of operations. In that case, the amount of the distributions on our common units could be materially and adversely affected, the trading price of our common units could decline .

Risks Related to Our Business

We may not have sufficient cash after the establishment of cash reserves and payment of our general partner’s fees and expenses to enable us to pay distributions at the current level.

We may not have sufficient available cash each quarter to pay distributions at the current level. Under the terms of our partnership agreement, we must pay our general partner’s fees and expenses and set aside any cash reserve amounts before making a distribution to our unitholders. The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

•       the amount of natural gas gathered on our pipelines;

•       the throughput volumes at our processing, treating and fractionation plants;

•       the price of natural gas;

•       the relationship between natural gas and NGL prices;

•       the level of our operating costs;

•       the weather in our operating areas;

•       the level of competition from other midstream energy companies; and

•       the fees we charge and the margins we realize for our services.

In addition, the actual amount of cash we will have available for distribution will depend on other factors, some of which are beyond our control, including:

•       the level of capital expenditures we make;

•       the cost of acquisitions, if any;

•       our debt service requirements;

•       fluctuations in our working capital needs;

•       restrictions on distributions contained in our credit facility;

•       restrictions on our ability to make working capital borrowings under our credit facility to pay distributions;

•       prevailing economic conditions; and

•       the amount of cash reserves established by our general partner’s board of directors in its sole discretion for the proper conduct of our business.

A decrease in our cash flow will reduce the amount of cash we have available for distribution to our unitholders or to service our debt securities.

You should be aware that the amount of cash we have available for distribution or to service our debt securities depends primarily upon our cash flow, including cash flow from financial reserves and working capital borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may have cash available for distributions or debt service during periods when we record losses and may not have cash available for distributions or debt service during periods when we record net income.

A significant decrease in natural gas production in our areas of operation would reduce our ability to make distributions to our unitholders or to service our debt securities.

Our gathering systems are connected to natural gas reserves and wells, from which the production will naturally decline over time, which means that our cash flows associated with these wells will also decline over time. To maintain or increase throughput levels on our gathering systems and the utilization rate at our processing plants and our treating and fractionation facilities, we must continually obtain new natural gas supplies. Our ability to obtain additional sources of natural gas depends in part on the level of successful drilling activity near our gathering systems.

Fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new oil and natural gas reserves. Drilling activity generally decreases as oil and natural gas prices decrease. Natural gas prices have been high in recent years compared to historical periods. We have no control over the level of drilling activity in the areas of our operations, the amount of reserves associated with the wells or the rate at which production from a well will decline. In addition, we have no control over producers or their production decisions, which are affected by, among other things, prevailing and projected energy prices, demand for hydrocarbons, the level of reserves, geological considerations, governmental regulations and the availability and cost of capital. Because we often obtain as new sources of supply associated gas that is produced in connection with oil drilling operations, declines in oil prices, even without a commensurate decline in prices for natural gas, can adversely affect our ability to obtain new gas supplies.

If we fail to obtain new sources of natural gas supply, our revenues and cash flow may be adversely affected and our ability to make distributions to our unitholders or service our debt securities reduced.

We may not be able to obtain additional contracts for natural gas supplies. We face competition in acquiring new natural gas supplies. Competition for natural gas supplies is primarily based on the location of pipeline facilities, pricing arrangements, reputation, efficiency, flexibility and reliability. Our major competitors for natural gas supplies and markets include (1) Anadarko Petroleum Corp., Ringwood Gathering and Duke Energy Field Services LLC at our Eagle Chief gathering system, (2) Enogex, Inc. at our Matli gathering system, (3) Bear Paw Energy, a subsidiary of ONEOK Partners, L.P., at our Badlands and Bakken gathering systems and (4) CenterPoint Energy Field Services at the Kinta Area gathering system. Many of our competitors have greater financial resources than we do which may better enable them to pursue additional gathering and processing opportunities than us.

We depend on certain key producers for a significant portion of our supply of natural gas, and the loss of any of these key producers could reduce our supply of natural gas and adversely affect our financial results.

For the nine months ended September 30, 2006, Chesapeake Energy, Continental Resources and BP Energy Company supplied us with approximately 21.1%, 20.8% and 10.8%, respectively, of our total natural gas volumes purchased and gathered. Each of our natural gas gathering systems is dependent on one or more of these producers. To the extent that these producers reduce the volumes of natural gas that they supply us as a result of competition or otherwise, we would be adversely affected unless we were able to acquire comparable supplies of natural gas on comparable terms from other producers, which may not be possible in areas where the producer that reduces its volumes is the primary producer in the area.

We generally do not obtain independent evaluations of natural gas reserves dedicated to our gathering systems; therefore, volumes of natural gas gathered on our gathering systems in the future could be less than we anticipate.

We generally do not obtain independent evaluations of natural gas reserves connected to our gathering systems due to the unwillingness of producers to provide reserve information as well as the cost of such evaluations. Accordingly, we do not have estimates of total reserves dedicated to our systems or the anticipated life of such reserves. If the total reserves or estimated life of the reserves connected to our gathering systems is less than we anticipate and we are unable to secure additional sources of natural gas, then the volumes of natural gas gathered on our gathering systems in the future could be less than we anticipate. A decline in the volumes of natural gas gathered on our gathering systems would have an adverse effect on our results of operations and financial condition.

We are exposed to the credit risks of our key customers, and any material nonpayment or nonperformance by our key customers could reduce our ability to make distributions to our unitholders or to service our debt securities.

We are subject to risks of loss resulting from nonpayment or nonperformance by our customers. Any material nonpayment or nonperformance by our key customers could reduce our ability to make distributions to our unitholders. Furthermore, some of our customers may be highly leveraged and subject to their own operating and regulatory risks, which increases the risk that they may default on their obligations to us.

Our cash flow is affected by the volatility of natural gas and NGL product prices, which could adversely affect our ability to make distributions to unitholders or to service our debt securities.

We are subject to significant risks due to frequent and often substantial fluctuations in commodity prices. In the past, the prices of natural gas and NGLs have been extremely volatile, and we expect this volatility to continue. The NYMEX daily settlement price for the prompt month contract in 2005 ranged from a high of $15.38 per MMBtu to a low of $5.79 per MMBtu. During the nine months ended September 30, 2006, the same index ranged from a high of $11.00 per MMBtu to a low of $4.07 per MMBtu. A composite of the weighted monthly average NGLs price based on our average NGLs composition in 2005 ranged from a high of approximately $1.15 per gallon to a low of $0.71 per gallon. During the nine months ended September 30, 2006, the same composite ranged from approximately $1.16 per gallon to approximately $0.96 per gallon. The markets and prices for natural gas and NGLs depend upon factors beyond our control. These factors include demand for oil, natural gas and NGLs, which fluctuate with changes in market and economic conditions and other factors, including:

•       the impact of weather on the demand for oil and natural gas;

•       the level of domestic oil and natural gas production;

•       the availability of imported oil and natural gas;

•       actions taken by foreign oil and gas producing nations;

•       the availability of local, intrastate and interstate transportation systems;

•       the availability and marketing of competitive fuels;

•       the impact of energy conservation efforts; and

•       the extent of governmental regulation and taxation.

We operate under two types of contractual arrangements under which our total segment margin is exposed to increases and decreases in the price of natural gas and NGLs: percentage-of-proceeds and percentage-of-index arrangements. Under percentage-of-proceeds arrangements, we generally purchase natural gas from producers for an agreed percentage of proceeds or upon an index related price, and then sell the resulting residue gas and NGLs or NGL products at index related prices. Under percentage-of-index arrangements, we purchase natural gas from producers at a fixed percentage of the index price for the natural gas they produce and subsequently sell the residue gas and NGLs or NGL products at market prices. Under both of these types of contracts our revenues and total segment margin increase or decrease, whichever is applicable, as the price of natural gas and NGLs fluctuates.

We may not successfully balance our purchases of natural gas and our sales of residue gas and NGLs, which increases our exposure to commodity price risks.

We may not be successful in balancing our purchases and sales. In addition, a producer could fail to deliver promised volumes or deliver in excess of contracted volumes, or a purchaser could purchase less than contracted volumes. Any of these actions could cause our purchases and sales not to be balanced. If our purchases and sales are not balanced, we will face increased exposure to commodity price risks and could have increased volatility in our operating income.

Our construction of new assets or the expansion of existing assets may not result in revenue increases and is subject to regulatory, environmental, political, legal and economic risks, which could adversely affect our results of operations and financial condition.

One of the ways we may grow our business is through the construction of new midstream assets or the expansion of existing systems. The construction of additions or modifications to our existing systems, and the construction of new midstream assets involve numerous regulatory, environmental, political and legal uncertainties beyond our control and require the expenditure of significant amounts of capital. If we undertake these projects, they may not be completed on schedule at the budgeted cost, or at all. Moreover, our revenues may not increase immediately upon the expenditure of funds on a particular project. For instance, if we expand a new pipeline, the construction may occur over an extended period of time, and we will not receive any material increases in revenues until the project is completed. Moreover, we may construct facilities to capture anticipated future growth in production in a region in which such growth does not materialize. Since we are not engaged in the exploration for and development of oil and natural gas reserves, we often do not have access to estimates of potential reserves in an area prior to constructing facilities in such area. To the extent we rely on estimates of future production in our decision to construct additions to our systems, such estimates may prove to be inaccurate because there are numerous uncertainties inherent in estimating quantities of future production. As a result, new facilities may not be able to attract enough throughput to achieve our expected investment return, which could adversely affect our results of operations and financial condition.

A change in the characterization of some of our assets by federal, state or local regulatory agencies or a change in policy by those agencies may result in increased regulation of our assets, which may cause our revenues to decline and operating expenses to increase.

As a natural gas gatherer and intrastate pipeline company, we generally are exempt from FERC regulation under the NGA, but FERC regulation still affects our business and the market for our products. FERC’s policies and practices across the range of its natural gas regulatory activities, including, for example, its policies on open access transportation, ratemaking, capacity release, and market center promotion, indirectly affect intrastate markets. In recent years, FERC has pursued pro-competitive policies in its regulation of interstate natural gas pipelines. However, we cannot assure you that FERC will continue this approach as it considers matters such as pipeline rates and rules and policies that may affect rights of access to natural gas transportation capacity. In addition, the distinction between FERC-regulated transmission service and federally unregulated gathering services is the subject of regular litigation, so, in such a circumstance, the classification and regulation of some of our gathering facilities may be subject to change based on future determinations by the FERC and the courts.

Other state and local regulations also affect our business. Our gathering lines are subject to ratable take and common purchaser statutes in states in which we operate. Ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes restrict our right as an owner of gathering facilities to decide with whom we contract to purchase or transport natural gas. Federal law leaves any economic regulation of natural gas gathering to the states. States in which we operate have adopted complaint based regulation of natural gas gathering activities, which allows natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to natural gas gathering access and rate discrimination. While our proprietary gathering lines currently are subject to limited state regulation, there is a risk that state laws will be changed, which may give producers a stronger basis to challenge proprietary status of a line, or the rates, terms and conditions of a gathering line providing transportation service.

We may incur significant costs and liabilities in the future resulting from a failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment.

Our operations are subject to stringent and complex federal, state and local environmental laws and regulations. These include, for example, (i) the federal Clean Air Act and comparable state laws and regulations that impose obligations related to air emissions, (ii)RCRA and comparable state laws that impose requirements for the discharge of waste from our facilities and (iii) CERCLA, also known as “Superfund,” and comparable state laws that regulate the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or locations to which we have sent waste for disposal. Failure to comply with these laws and regulations or newly adopted laws or regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations. Certain environmental statutes, including CERCLA and analogous state laws and regulations, impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances have been disposed or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances or other waste products into the environment.

There is inherent risk of the incurrence of environmental costs and liabilities in our business due to our handling of natural gas and other petroleum products, air emissions related to our operations, and historical industry operations and waste disposal practices. For example, an accidental release from one of our pipelines or processing facilities could subject us to substantial liabilities arising from environmental cleanup and restoration costs, claims made by neighboring landowners and other third parties for personal injury and property damage, and fines or penalties for related violations of environmental laws or regulations. Moreover, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary. We may not be able to recover these costs from insurance.

If we do not make acquisitions on economically acceptable terms, our future growth will be limited.

Our ability to grow depends on our ability to make acquisitions that result in an increase in the cash generated from operations per unit. If we are unable to make these accretive acquisitions either because we are: (1) unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them, (2) unable to obtain financing for these acquisitions on economically acceptable terms, or (3) outbid by competitors, then our future growth and ability to increase distributions will be limited. Furthermore, even if we do make acquisitions that we believe will be accretive, these acquisitions may nevertheless result in a decrease in the cash generated from operations per unit.

Any acquisition, including our recent acquisition of the Kinta Area gathering assets, involves potential risks, including, among other things:

•       mistaken assumptions about revenues and costs, including synergies;

•       an inability to integrate successfully the businesses we acquire;

•       the assumption of unknown liabilities;

•       limitations on rights to indemnity from the seller;

•       the diversion of management’s attention from other business concerns;

•       unforeseen difficulties operating in new product areas or new geographic areas; and

•       customer or key employee losses at the acquired businesses.

If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

Our acquisition approach is based, in part, on our expectation of ongoing divestitures of midstream assets by large industry participants. A material decrease in such divestitures would limit our opportunities for future acquisitions and could adversely affect our operations and cash flows available for distribution to our unitholders.

Our ability to engage in construction projects and to make acquisitions will require access to a substantial amount of capital.

Our ability to engage in construction projects or to make acquisitions is dependent on obtaining adequate sources of outside financing, including commercial borrowings and other debt and common unit issuances. While the initial funding of our acquisitions may consist of debt financing, our financial strategy is to finance acquisitions approximately equally with equity and debt, and we would expect to repay such debt with proceeds of equity issuances to achieve this relatively balanced financing ratio. If we are unable to finance our growth through external sources or are unable to achieve our targeted debt/equity ratios, or if the cost of such financing is higher than expected, we may be required to forgo certain construction projects or acquisition opportunities or such construction projects or acquisition opportunities may not result in expected increases in distributable cash flow. Accordingly, our inability to obtain adequate sources of financing on economically acceptable terms may limit our growth opportunities, which could have a negative impact on our cash available to pay distributions.

Cost reimbursements due to our general partner may be substantial and will reduce cash available for distribution to holders of our common units or to service our debt securities.

Prior to making any distribution on our common units, we will reimburse our general partner for expenses it incurs on our behalf. The reimbursement of expenses could adversely affect our ability to pay cash distributions to holders of our common units. Our general partner will determine the amount of these expenses. In addition, our general partner and its affiliates may perform other services for us for which we will be charged fees as determined by our general partner.

If we are unable to obtain new rights-of-way or the cost of renewing existing rights-of-way increases, then we may be unable to fully execute our growth strategy and our cash flows could be adversely affected.

The construction of additions to our existing gathering assets may require us to obtain new rights-of-way prior to constructing new pipelines. We may be unable to obtain such rights-of-way to connect new natural gas supplies to our existing gathering lines or capitalize on other attractive expansion opportunities. Additionally, it may become more expensive for us to obtain new rights-of-way or to renew existing rights-of-way. If the cost of obtaining new rights-of-way or renewing existing rights-of-way increases, then our cash flows could be adversely affected.

Our business involves many hazards and operational risks, some of which may not be fully covered by insurance. If a significant accident or event occurs that is not fully insured, our operations and financial results could be adversely affected.

Our operations are subject to the many hazards inherent in the gathering, treating, processing and fractionation of natural gas and NGLs, including:

•       damage to pipelines, related equipment and surrounding properties caused by tornadoes, floods, fires and other natural disasters and acts of terrorism;

•       inadvertent damage from construction and farm equipment;

•       leaks of natural gas, NGLs and other hydrocarbons or losses of natural gas or NGLs as a result of the malfunction of measurement equipment or facilities at receipt or delivery points;

•       fires and explosions; and

•       other hazards, including those associated with high-sulfur content, or sour gas, that could also result in personal injury and loss of life, pollution and suspension of operations.

These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of our related operations. A natural disaster or other hazard affecting the areas in which we operate could have a material adverse effect on our operations. We are not fully insured against all risks incident to our business. In accordance with typical industry practice, we do not have any property insurance on any of our underground pipeline systems that would cover damage to the pipelines. We are not insured against all environmental accidents that might occur, other than those considered to be sudden and accidental. In addition, we do not have business interruption insurance. If a significant accident or event occurs that is not fully insured, it could adversely affect our operations and financial condition.

Restrictions in our credit facility limit our ability to make distributions to you and may limit our ability to capitalize on acquisitions and other business opportunities.

Our credit facility contains various covenants limiting our ability to incur indebtedness, grant liens, engage in transactions with affiliates, make distributions to our unitholders and capitalize on acquisition or other business opportunities. It also contains covenants requiring us to maintain certain financial ratios and tests. We are prohibited from making any distribution to unitholders if such distribution would cause a default or an event of default under our credit facility. Any subsequent refinancing of our current indebtedness or any new indebtedness could have similar or greater restrictions. At December 12, 2006, our total outstanding long-term indebtedness was approximately $138.1 million, all under our senior secured revolving credit facility. Payments of principal and interest on the indebtedness will reduce the cash available for distribution on our units.

Due to our lack of asset diversification, adverse developments in our midstream operations would reduce our ability to make distributions to our unitholders or to service our debt securities.

We rely exclusively on the revenues generated from our gathering, dehydration, treating, processing, fractionation and compression services businesses, and as a result, our financial condition depends upon prices of, and continued demand for, natural gas and NGLs. Due to our lack of diversification in asset type, an adverse development in one of these businesses would have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets.

Increases in interest rates, which have recently experienced record lows, could adversely impact our unit price and our ability to issue additional equity to make acquisitions, reduce debt or finance internal growth projects.

If the overall economy strengthens, it is likely that monetary policy will tighten further, resulting in higher interest rates to counter possible inflation. Interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly. As with other yield oriented securities, our unit price is impacted by the level of our cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank related yield oriented securities for investment decision making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our units, and a rising interest rate environment could have an adverse impact on our unit price and our ability to issue additional equity to make acquisitions, reduce debt or finance internal growth projects.

Our hedging activities may have a material adverse effect on our earnings, profitability, cash flows and financial condition.

We utilize derivative financial instruments related to the future price of natural gas and to the future price of NGLs with the intent of reducing volatility in our cash flows due to fluctuations in commodity prices. While our hedging activities are designed to reduce commodity price risk, we remain exposed to fluctuations in commodity prices to some extent.

The extent of our commodity price exposure is related largely to the effectiveness and scope of our hedging activities. For example, the derivative instruments we utilize are based on posted market prices, which may differ significantly from the actual natural gas prices or NGLs prices that we realize in our operations. Furthermore, our hedges relate to only a portion of the volume of our expected sales and, as a result, we will continue to have direct commodity price exposure to the unhedged portion. Our actual future sales may be significantly higher or lower than we estimate at the time we enter into derivative transactions for such period. If the actual amount is higher than we estimate, we will have greater commodity price exposure than we intended. If the actual amount is lower than the amount that is subject to our derivative financial instruments, we might be forced to satisfy all or a portion of our derivative transactions without the benefit of the cash flow from our sale or purchase of the underlying physical commodity, resulting in a substantial diminution of our liquidity.

As a result of these factors, our hedging activities may not be as effective as we intend in reducing the volatility of our cash flows, and in certain circumstances may actually increase the volatility of our cash flows. In addition, our hedging activities are subject to the risks that a counterparty may not perform its obligation under the applicable derivative instrument, the terms of the derivative instruments are imperfect, and our hedging procedures may not be properly followed. We cannot assure you that the steps we take to monitor our derivative financial instruments will detect and prevent violations of our risk management policies and procedures, particularly if deception or other intentional misconduct is involved.

Terrorist attacks, and the threat of terrorist attacks, have resulted in increased costs to our business. Continued hostilities in the Middle East or other sustained military campaigns may adversely impact our results of operations.

The long-term impact of terrorist attacks, such as the attacks that occurred on September 11, 2001, and the threat of future terrorist attacks, on the energy transportation industry in general, and on us in particular, is not known at this time. Increased security measures taken by us as a precaution against possible terrorist attacks have resulted in increased costs to our business. Uncertainty surrounding continued hostilities in the Middle East or other sustained military campaigns may affect our operations in unpredictable ways, including disruptions of crude oil supplies and markets for refined products, and the possibility that infrastructure facilities could be direct targets of, or indirect casualties of, an act of terror.

Changes in the insurance markets attributable to terrorist attacks may make certain types of insurance more difficult for us to obtain. Moreover, the insurance that may be available to us may be significantly more expensive than our existing insurance coverage. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital.

Risks Related to Debt Securities

We have a holding company structure in which our subsidiaries own substantially all of our operating assets.

We are a holding company, and our subsidiaries own substantially all of our operating assets. We have no significant assets other than the membership interests and the other equity interests in our subsidiaries. As a result, our ability to make required payments on our debt securities depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, our existing credit facility and applicable state limited liability company and partnership laws and other laws and regulations. If we are unable to obtain the funds necessary to pay the principal amount at the maturity of our debt securities, or to repurchase our debt securities upon an occurrence of a change in control, we may be required to adopt one or more alternatives, such as a refinancing of our debt securities. We cannot assure you that we would be able to refinance our debt securities.

We do not have the same flexibility as other types of organizations to accumulate cash which may limit cash available to service our debt securities or to repay them at maturity.

Subject to the limitations on restricted payments contained in the indenture governing our debt securities and in our credit facility and other indebtedness, we distribute all of our “available cash” each quarter to our limited partners and our general partner. “Available cash” is defined in our partnership agreement, and it generally means, for each fiscal quarter:

•       all cash on hand at the end of the quarter;

•       less the amount of cash that our general partner determines in its reasonable discretion is necessary or appropriate to:

•        provide for the proper conduct of our business;

•        comply with applicable law, any of our debt instruments, or other agreements; or

•        provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters; and

•       plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings made under our credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

As a result, we do not accumulate significant amounts of cash and thus do not have the same flexibility as corporations or other entities that do not pay dividends or have complete flexibility regarding the amounts they will distribute to their equity holders. The timing and amount of our distributions could significantly reduce the cash available to pay the principal, premium (if any) and interest on our debt securities. The board of directors of our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves or the reserves of our operating subsidiaries as it determines are necessary or appropriate.

Although our payment obligations to our unitholders will be subordinate to our payment obligations to holders of our debt securities, the value of our units will decrease in correlation with decreases in the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, we may not be able to issue equity to recapitalize.

The subsidiary guarantees could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or void the subsidiary guarantees.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•       intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

•       was insolvent or rendered insolvent by reason of such incurrence;

•       was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•       intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor under a guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•       the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•       the present saleable value of its assets was less than the amount that would be required to pay its probable liability, including contingent liabilities, on existing debts as they become absolute and mature; or

•       it could not pay its debts as they became due.

Risks Inherent in an Investment in Our Common Units

Harold Hamm and his affiliates control our general partner, which has sole responsibility for conducting our business and managing our operations. Affiliates of Harold Hamm and our general partner have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to your detriment.

Harold Hamm and his affiliates control Hiland Partners GP Holdings, LLC, the general partner of Hiland Holdings, a publicly traded Delaware limited partnership that directly or indirectly owns 100% of our general partner. As a result, Harold Hamm and his affiliates control our general partner, which has sole responsibility for conducting our business and managing our operations. Conflicts of interest may arise between Harold Hamm and his affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, the general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. These conflicts include, among others, the following situations:

•       Harold Hamm controls Continental Resources; neither our partnership agreement nor any other agreement requires Continental Resources to pursue a business strategy that favors us;

•       our general partner is allowed to take into account the interests of parties other than us, in resolving conflicts of interest;

•       our general partner has limited its liability and reduced its fiduciary duties, and has also restricted the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty;

•       our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuance of additional limited partner securities, and reserves, each of which can affect the amount of cash that is distributed to unitholders;

•       our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf;

•       our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates; and

•       our general partner decides whether to retain separate counsel, accountants, or others to perform services for us.

Unitholders have limited voting rights and limited ability to influence our operations and activities.

Unitholders have only limited voting rights on matters affecting our operations and activities and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders did not select our general partner or elect the board of directors of our general partner and effectively have no right to select our general partner or elect its board of directors in the future.

Unitholders’ voting rights are further restricted by the partnership agreement provision providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than the general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot be voted on any matter. In addition, the partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Our general partner determines the cost reimbursement and fees payable to it from us; such payments may be substantial and could reduce our cash available for distribution to you.

Payments to our general partner may be substantial and will reduce the amount of available cash for distribution to unitholders. We will reimburse our general partner for the provision by it and its affiliates of various general and administrative services for our benefit, including the salaries and costs of employee benefits for employees of the general partner that provide services to us. Our general partner determines the amount of expenses allocable to us. There is no cap on the amount that may be paid or reimbursed to our general partner for compensation or expenses incurred on our behalf. Our general partner and its affiliates also may provide us other services for which we will be charged fees as determined by our general partner.

Our partnership agreement limits our general partner’s fiduciary duties to our unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement:

•       permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner;

•       provides that our general partner is entitled to make other decisions in “good faith” if it reasonably believes that the decision is in our best interests;

•       generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

•       provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that such person’s conduct was criminal.

In order to become a limited partner of our partnership, a common unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above.

Harold Hamm and Continental Resources may engage in limited competition with us.

Harold Hamm and Continental Resources and their affiliates may engage in limited competition with us. Pursuant to the omnibus agreement entered into in connection with our initial public offering, Harold Hamm has agreed that neither he nor any of his affiliates (including Continental Resources) will engage in, whether by acquisition, construction, investment in debt or equity interests of any person or otherwise, the business of gathering, treating, processing and transportation of natural gas in North America, the transportation and fractionation of NGLs in North America, and constructing, buying or selling any assets related to the foregoing businesses. This restriction does not apply to:

•       any business that is primarily related to the exploration for and production of oil or natural gas, including the sale and marketing of oil and natural gas derived from such exploration and production activities;

•       any business conducted by Harold Hamm or his affiliates as of the date of the omnibus agreement;

•       the purchase and ownership of not more than five percent of any class of securities of any entity engaged in any restricted business (but without otherwise participating in the activities of such entity);

•       any business that Harold Hamm or his affiliates acquires or constructs that has a fair market value or construction cost, as applicable, of less than $5.0 million;

•       any business that Harold Hamm or his affiliates acquires or constructs that has a fair market value or construction cost, as applicable, of $5.0 million or more if we have been offered the opportunity to purchase the business for the fair market value or construction cost, as applicable, and we decline to do so with the concurrence of the conflicts committee of our general partner; and

•       any business conducted by Harold Hamm or his affiliates with the approval of the conflicts committee.

These non-competition obligations will terminate on the first to occur of the following events:

•       the first day on which Harold Hamm and his affiliates no longer control us;

•       the death of Harold Hamm; and

•       February 15, 2010, the fifth anniversary of the closing of our initial public offering.

In addition, in connection with the initial public offering of Hiland Holdings, Hiland Holdings and its general partner entered into a non-competition agreement with us pursuant to which Hiland Holdings and its general partner have agreed that they will not, and they will cause any person or entity controlled by Hiland Holdings or its general partner (other than our general partner, our subsidiaries and us) not to, engage in, whether by acquisition, construction, investment in debt or equity interests of any person or otherwise, the business of gathering, treating, processing and transportation of natural gas in North America, the transportation and fractionation of NGLs in North America, and constructing, buying or selling any assets related to the foregoing businesses. The non-competition agreement has the same permitted exceptions as the omnibus agreement and will terminate on the first day on which neither Hiland Holdings nor its general partner control us.

Even if unitholders are dissatisfied, they cannot remove our general partner without its consent.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders did not elect our general partner or the board of directors of our general partner and will have no right to elect our general partner or the board of directors of our general partner on an annual or other continuing basis. The board of directors of our general partner is chosen by the members of our general partner. Furthermore, if the unitholders were dissatisfied with the performance of our general partner, they would have little ability to remove our general partner. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

The unitholders are unable initially to remove the general partner without its consent because the general partner and its affiliates own sufficient units to be able to prevent removal. The vote of the holders of at least 66 2/3% of all outstanding units voting together as a single class is required to remove the general partner. As of December 12, 2006, affiliates of the general partner owned 58.1% of the units outstanding. Also, if the general partner is removed without cause during the subordination period and units held by the general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically convert into common units and any existing arrearages on the common units will be extinguished. A removal of the general partner under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence, or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of the general partner because of the unitholder’s dissatisfaction with the general partner’s performance in managing our partnership would most likely result in the termination of the subordination period.

Furthermore, unitholders’ voting rights are further restricted by the partnership agreement provision providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than the general partner, its affiliates, their transferees, and persons who acquired such units with the prior approval of the board of directors of the general partner’s general partner, cannot vote on any matter. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

The control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, our partnership agreement does not restrict the ability of the members of our general partner from transferring their respective membership interests in our general partner to a third party. The new members of our general partner would then be in a position to replace the board of directors of our general partner with their own choices and to control the decisions taken by the board of directors.

We do not have our own officers and employees and rely solely on the officers and employees of our general partner and its affiliates to manage our business and affairs.

We do not have our own officers and employees and rely solely on the officers and employees of our general partner and its affiliates to manage our business and affairs. We can provide no assurance that the general partner will continue to provide us the officers and employees that are necessary for the conduct of our business nor that such provision will be on terms that are acceptable to us. Neither we nor our general partner have entered into any employment agreements with any officers of our general partner. If the general partner fails to provide us with adequate personnel, our operations could be adversely impacted. Certain of our general partner’s employees provide services to Continental Resources in connection with the operation of compression assets owned by Continental Resources. In addition, certain of the officers of our general partner, including the chief executive officer and chief financial officer, may also serve as officers and directors of affiliates of the general partner.

We may issue additional common units without your approval, which would dilute your existing ownership interests.

During the subordination period, our general partner, without the approval of our unitholders, may cause us to issue up to 1,360,000 additional common units. Our general partner may also cause us to issue an unlimited number of additional common units or other equity securities of equal rank with the common units, without unitholder approval, in a number of circumstances such as:

•       the issuance of common units upon the exercise of the underwriters’ over-allotment option;

•       the issuance of common units in connection with acquisitions or capital improvements that increase cash flow from operations per unit on an estimated pro forma basis;

•       issuances of common units to repay indebtedness, if the cost to service the indebtedness is greater than the distribution obligations associated with the units issued in connection with the repayment of the indebtedness;

•       the conversion of subordinated units into common units;

•       the conversion of units of equal rank with the common units into common units under some circumstances;

•       in the event of a combination or subdivision of common units;

•       issuances of common units under our employee benefit plans; or

•       the conversion of the general partner interest and the incentive distribution rights into common units as a result of the withdrawal or removal of our general partner.

In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to the common units.

The issuance of additional common units or other equity securities of equal or senior rank will have the following effects:

•       our unitholders’ proportionate ownership interest in us may decrease;

•       the amount of cash available for distribution on each unit may decrease;

•       because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•       the relative voting strength of each previously outstanding unit may be diminished;

•       the market price of the common units may decline; and

•       the ratio of taxable income to distributions may increase.

After the end of the subordination period, we may issue an unlimited number of limited partner interests of any type without the approval of our unitholders. Our partnership agreement does not give our unitholders the right to approve our issuance of equity securities ranking junior to the common units at any time.

Our general partner’s discretion in determining the level of cash reserves may reduce the amount of available cash for distribution to you.

Our partnership agreement requires our general partner to deduct from operating surplus cash reserves that it establishes are necessary to fund our future operating expenditures. In addition, our partnership agreement also permits our general partner to reduce available cash by establishing cash reserves for the proper conduct of our business, to comply with applicable law or agreements to which we are a party, or to provide funds for future distributions to partners. These reserves will affect the amount of cash available for distribution to you.

Our general partner may cause us to borrow funds in order to make cash distributions, even where the purpose or effect of the borrowing benefits our general partner or its affiliates.

In some instances, our general partner may cause us to borrow funds in order to permit the payment of cash distributions. These borrowings are permitted even if the purpose and effect of the borrowing is to enable us to make a distribution on the subordinated units, to make incentive distributions, or to hasten the expiration of the subordination period.

All of the membership interests in our general partner and all of the common and subordinated units in us that are owned by Hiland Holdings are pledged as security under Hiland Holdings’ credit facility. Upon an event of default under Hiland Holdings’ credit facility, a change in ownership or control of us could ultimately result.

The 100% membership interest in our general partner and the 1,301,471 common units and 4,080,000 subordinated units in us that are owned by Hiland Holdings are pledged under Hiland Holdings’ credit facility. Hiland Holdings’ credit facility contains customary and other events of default. Upon an event of default, the lenders under Hiland Holdings’ credit facility could foreclose on Hiland Holdings’ assets, which could ultimately result in a change in control of our general partner and a change in the ownership of our units held by Hiland Holdings.

Our general partner has a limited call right that may require you to sell your units at an undesirable time or price.

If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. As of December 12, 2006, affiliates of our general partner owned approximately 25.1% of the common units and, at the end of the subordination period, assuming no additional issuances of common units, affiliates of our general partner will own approximately 58.1% of the common units.

You could be liable for any and all of our obligations if a court finds that unitholder action constitutes control of our business.

A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. You could be liable for any and all of our obligations as if you were a general partner if:

•       a court or government agency determined that we were conducting business in a state but had not complied with that particular state’s partnership statute; or

•       your right to act with other unitholders to remove or replace the general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute “control” of our business.

Unitholders may have liability to repay distributions that were wrongfully distributed to them.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Substituted limited partners are liable for the obligations of the assignor to make contributions to the partnership that are known to the substituted limited partner at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

Tax Risks to Common Unitholders

In addition to reading the following risk factors, you should read “Material Tax Consequences” for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat us as a corporation or if we become subject to a material amount of entity-level taxation for state tax purposes, it would reduce the amount of cash available for distribution to you.

The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other tax matter affecting us.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

Current law may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. In addition, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. For example, we will be subject to a new entity level tax on the portion of our income that is generated in Texas beginning in our tax year that ends December 31, 2007. Specifically, the Texas margin tax will be imposed at a maximum effective rate of 0.7% of our gross income apportioned to Texas. Imposition of such a tax on us by Texas, or any other state, will reduce the cash available for distribution to you.

Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts will be adjusted to reflect the impact of that law on us.

If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our cash available for distribution to you.

We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel’s conclusions or the positions we take. A court may not agree with some or all of our counsel’s conclusions or positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

Because our unitholders will be treated as partners to whom we will allocate taxable income which could be different in amount than the cash we distribute, you will be required to pay any federal income taxes and, in some cases, state and local income taxes on your share of our taxable income even if you receive no cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from that income.

Tax gain or loss on disposition of our common units could be more or less than expected.

If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions to you in excess of the total net taxable income you were allocated for a common unit, which decreased your tax basis in that common unit, will, in effect, become taxable income to you if the common unit is sold at a price greater than your tax basis in that common unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income. In addition, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

Tax-exempt entities and foreign persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file United States federal tax returns and pay tax on their share of our taxable income. If you are a tax exempt entity or a foreign person, you should consult your tax advisor before investing in our common units.

We will treat each purchaser of common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Because we cannot match transferors and transferees of common units and because of other reasons, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read “Material Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election” for a further discussion of the effect of the depreciation and amortization positions we adopted.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. Please read “Material Tax Consequences—Disposition of Common Units—Constructive Termination” for a discussion of the consequences of our termination for federal income tax purposes.

You will likely be subject to state and local taxes and return filing requirements in states where you do not live as a result of investing in our common units.

In addition to federal income taxes, you will likely be subject to other taxes, including foreign, state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property, even if you do not live in any of those jurisdictions. You will likely be required to file foreign, state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. We currently do business or own property in Mississippi, Montana, North Dakota, Oklahoma, Texas and Wyoming. Each of these states, except Texas and Wyoming currently impose a personal income tax. As we make acquisitions or expand our business, we may own assets or conduct business in additional states that impose a personal income tax. It is your responsibility to file all United States federal, foreign, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units.

USE OF PROCEEDS

Unless otherwise indicated to the contrary in an accompanying prospectus supplement, we will use the net proceeds from the sale of the securities covered by this prospectus for general partnership purposes, which may include debt repayment, future acquisitions, capital expenditures and additions to working capital.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth the Ratios of Earnings to Fixed Charges for us for the periods indicated. On February 15, 2005, we completed our initial public offering whereby we became successor to the business of Continental Gas, Inc. As such, the years ended December 31, 2001, 2002, 2003 and 2004 reflect the financial results of Continental Gas, Inc., our predecessor.

	Predecessor Continental Gas, Inc.				Hiland Partners, LP
						Nine Months Ended
	Year Ended December 31,					September 30,
	2001	2002	2003	2004	2005	2006
	(unaudited)
Earnings (loss) from continuing operations before fixed charges
Income (loss) from continuing operations	$5,619	$288	$(828)	$4,877	$10,337	$11,106
Fixed charges less capitalized interest	350	185	497	804	2,426	3,962
Earnings (loss) from continuing operations before fixed charges	$5,969	$473	$(331)	$5,681	$12,763	$15,068
Fixed charges
Interest expense, net of capitalized interest	$350	$185	$473	$702	$1,942	$3,643
Capitalized interest	—	—	—	—	32	811
Amortization of deferred loan costs	—	—	24	102	484	319
Total fixed charges	$350	$185	$497	$804	$2,458	$4,773
Ratio of earnings (loss) to fixed charges	17.05	2.56	(0.67)	7.07	5.19	3.16

For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (loss) from continuing operations, plus fixed charges less capitalized interest. Fixed charges consist of interest expense, capitalized interest on all indebtedness and amortization of deferred loan costs.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities will be:

•  our direct general obligations;

•  either senior debt securities or subordinated debt securities; and

•  issued under separate indentures among us and a trustee.

Hiland Partners, LP may issue debt securities in one or more series, and Hiland Partners Finance Corp. may be a co-issuer of one or more series of debt securities. Hiland Partners Finance Corp. was incorporated under the laws of the State of Delaware in December 2006, is wholly-owned by Hiland Partners, LP, and has no material assets or any liabilities other than as a co-issuer of debt securities. Its activities will be limited to co-issuing debt securities and engaging in other activities incidental thereto. When used in this section “Description of Debt Securities,” the terms “we,” “us,” “our” and “issuers” refer jointly to Hiland Partners, LP and Hiland Partners Finance Corp., and the terms “Hiland Partners, LP” and “Hiland Partners Finance” refer strictly to Hiland Partners, LP and Hiland Partners Finance Corp., respectively.

If we offer senior debt securities, we will issue them under a senior indenture. If we issue subordinated debt securities, we will issue them under a subordinated indenture. The trustee under each indenture (the “Trustee”) will be named in the applicable prospectus supplement. A form of each indenture is filed as an exhibit to the registration statement of which this prospectus is a part. We have not restated either indenture in its entirety in this description. You should read the relevant indenture because it, and not this description, controls your rights as holders of the debt securities. Capitalized terms used in the summary have the meanings specified in the indentures.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

A prospectus supplement and a supplemental indenture or authorizing resolutions relating  to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•       whether Hiland Partners Finance will be a co-issuer of the debt securities;

•       the guarantors of the debt securities, if any;

•       whether the debt securities are senior or subordinated debt securities;

•       the title of the debt securities;

•       the total principal amount of the debt securities;

•       the assets, if any, that are pledged as security for the payment of the debt securities;

•       whether we will issue the debt securities in individual certificates to each holder in registered form, or in the form of temporary or permanent global securities held by a depository on behalf of holders;

•       the prices at which we will issue the debt securities;

•       the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

•       the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

•       the dates on which the principal of the debt securities will be payable;

•       the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

•       any conversion or exchange provisions;

•       any optional redemption provisions;

•       any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•       any changes to or additional events of default or covenants; and

•       any other terms of the debt securities.

We may offer and sell debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The prospectus supplement will describe special U.S. federal income tax and any other considerations applicable to those securities. In addition, the prospectus supplement may describe certain special U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency other than U.S. dollars.

Guarantees

If specified in the prospectus supplement respecting a series of debt securities, the subsidiaries of Hiland Partners, LP specified in the prospectus supplement will unconditionally guarantee to each holder and the Trustee, on a joint and several basis, the full and prompt payment of principal of, premium, if any, and interest on the debt securities of that series when and as the same become due and payable, whether at fixed maturity, upon redemption or repurchase, by declaration of acceleration or otherwise. If a series of debt securities is guaranteed, such series will be guaranteed by all subsidiaries other than “minor” subsidiaries as such term is interpreted in securities regulations governing financial reporting for guarantors. The prospectus supplement will describe any limitation on the maximum amount of any particular guarantee and the conditions under which guarantees may be released.

The guarantees will be general obligations of the guarantors. Guarantees of subordinated debt securities will be subordinated to the Senior Indebtedness of the guarantors on the same basis as the subordinated debt securities are subordinated to the Senior Indebtedness of Hiland Partners, LP.

Consolidation, Merger or Asset Sale

Each indenture will, in general, allow us to consolidate or merge with or into another domestic entity. It will also allow each issuer to sell, lease, transfer or otherwise dispose of all or substantially all of its assets to another domestic entity. If this happens, the remaining or acquiring entity must assume all of the issuer’s responsibilities and liabilities under the indenture including the payment of all amounts due on the debt securities and performance of the issuer’s covenants in the indenture.

However, each indenture will impose certain requirements with respect to any consolidation or merger with or into an entity, or any sale, lease, transfer or other disposition of all or substantially all of an issuer’s assets, including:

•       the remaining or acquiring entity must be organized under the laws of the United States, any state or the District of Columbia; provided that Hiland Partners Finance may not merge, amalgamate or consolidate with or into another entity other than a corporation satisfying such requirement for so long as Hiland Partners, LP is not a corporation;

•       the remaining or acquiring entity must assume the issuer’s obligations under the indenture; and

•       immediately after giving effect to the transaction, no Default or Event of Default (as defined under “—Events of Default and Remedies” below) may exist.

The remaining or acquiring entity will be substituted for the issuer in the indenture with the same effect as if it had been an original party to the indenture, and, except in the case of a lease of all or substantially all of its assets, the issuer will be relieved from any further obligations under the indenture.

No Protection in the Event of a Change of Control

Unless otherwise set forth in the prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of a change of control of us or in the event of a highly leveraged transaction, whether or not such transaction results in a change of control of us.

Modification of Indentures

We may supplement or amend an indenture if the holders of a majority in aggregate principal amount of the outstanding debt securities of all series issued under the indenture affected by the supplement or amendment consent to it. Further, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive past defaults under the indenture and compliance by us with our covenants with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be supplemented or amended without the consent of each holder affected. Without the consent of each outstanding debt security affected, no modification of the indenture or waiver may:

•       reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•       reduce the principal of or change the fixed maturity of any debt security;

•       reduce or waive the premium payable upon redemption or alter or waive the provisions with respect to the redemption of the debt securities (except as may be permitted in the case of a particular series of debt securities);

•       reduce the rate of or change the time for payment of interest on any debt security;

•       waive a Default or an Event of Default in the payment of principal of or premium, if any, or interest on the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the debt securities and a waiver of the payment default that resulted from such acceleration);

•       except as otherwise permitted under the indenture, release any security that may have been granted with respect to the debt securities;

•       make any debt security payable in currency other than that stated in the debt securities;

•       in the case of any subordinated debt security, make any change in the subordination provisions that adversely affects the rights of any holder under those provisions;

•       make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of debt securities to receive payments of principal of or premium, if any, or interest on the debt securities;

•       waive a redemption payment with respect to any debt security (except as may be permitted in the case of a particular series of debt securities);

•       except as otherwise permitted in the indenture, release any guarantor from its obligations under its guarantee or the indenture or change any guarantee in any manner that would adversely affect the rights of holders; or

•       make any change in the preceding amendment, supplement and waiver provisions (except to increase any percentage set forth therein).

We may supplement or amend an indenture without the consent of any holders of the debt securities in certain circumstances, including:

•       to establish the form of terms of any series of debt securities;

•       to cure any ambiguity, defect or inconsistency;

•       to provide for uncertificated notes in addition to or in place of certified notes;

•       to provide for the assumption of an issuer’s or guarantor’s obligations to holders of debt securities in the case of a merger or consolidation or disposition of all or substantially all of such issuer’s or guarantor’s assets;

•       in the case of any subordinated debt security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any holder of Senior Indebtedness of Hiland Partners, LP;

•       to add or release guarantors pursuant to the terms of the indenture;

•       to make any changes that would provide any additional rights or benefits to the holders of debt securities or that do not, taken as a whole, adversely affect the rights under the indenture of any holder of debt securities;

•       to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

•       to evidence or provide for the acceptance of appointment under the indenture of a successor Trustee;

•       to add any additional Events of Default; or

•       to secure the debt securities and/or the guarantees.

Events of Default and Remedies

“Event of Default,” when used in an indenture, will mean any of the following with respect to the debt securities of any series:

•       failure to pay when due the principal of or any premium on any debt security of that series;

•       failure to pay, within 30 days of the due date, interest on any debt security of that series;

•       failure to pay when due any sinking fund payment with respect to any debt securities of that series;

•       failure on the part of the issuers to comply with the covenant described under “—Consolidation, Merger or Asset Sale”;

•       failure to perform any other covenant in the indenture that continues for 60 days after written notice is given to the issuers;

•       certain events of bankruptcy, insolvency or reorganization of an issuer; or

•       any other Event of Default provided under the terms of the debt securities of that series.

An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. The Trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium, if any, or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an Event of Default described in the sixth bullet point above occurs, the entire principal of, premium, if any, and accrued interest on, all debt securities then outstanding will be due and payable immediately, without any declaration or other act on the part of the Trustee or any holders. If any other Event of Default for any series of debt securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of, and accrued interest on, all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority in the aggregate principal amount of the debt securities of that series can rescind the declaration.

Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under either indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable security or indemnity. If they provide this reasonable security or indemnification, the holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for that series of debt securities.

No Limit on Amount of Debt Securities

Neither indenture will limit the amount of debt securities that we may issue, unless we indicate otherwise in a prospectus supplement. Each indenture will allow us to issue debt securities of any series up to the aggregate principal amount that we authorize.

Registration of Notes

We will issue debt securities of a series only in registered form, without coupons, unless otherwise indicated in the prospectus supplement.

Minimum Denominations

Unless the prospectus supplement states otherwise, the debt securities will be issued only in principal amounts of $1,000 each or integral multiples of $1,000.

No Personal Liability

None of the past, present or future partners, incorporators, managers, members, directors, officers, employees, unitholders or stockholders of either issuer, the general partner of Hiland Partners, LP or any guarantor will have any liability for the obligations of the issuers or any guarantors under either indenture or the debt securities or for any claim based on such obligations or their creation. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. The waiver may not be effective under federal securities laws, however, and it is the view of the SEC that such a waiver is against public policy.

Payment and Transfer

The Trustee will initially act as paying agent and registrar under each indenture. The issuers may change the paying agent or registrar without prior notice to the holders of debt securities, and the issuers or any of their subsidiaries may act as paying agent or registrar.

If a holder of debt securities has given wire transfer instructions to the issuers, the issuers will make all payments on the debt securities in accordance with those instructions. All other payments on the debt securities will be made at the corporate trust office of the Trustee, unless the issuers elect to make interest payments by check mailed to the holders at their addresses set forth in the debt security register.

The Trustee and any paying agent will repay to us upon request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment as general creditors.

Exchange, Registration and Transfer

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present debt securities for exchange or registration of transfer at the office of the registrar. The registrar will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

We will not be required:

•       to issue, register the transfer of, or exchange debt securities of a series either during a period beginning 15 business days prior to the selection of debt securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption or repurchase, or between a record date and the next succeeding interest payment date; or

•       to register the transfer of or exchange any debt security called for redemption or repurchase, except the unredeemed portion of any debt security we are redeeming or repurchasing in part.

Provisions Relating only to the Senior Debt Securities

The senior debt securities will rank equally in right of payment with all of our other unsubordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral for that debt. We will disclose the amount of our secured debt in the prospectus supplement.

Provisions Relating only to the Subordinated Debt Securities

Subordinated Debt Securities Subordinated to Senior Indebtedness

The subordinated debt securities will rank junior in right of payment to all of the Senior Indebtedness of Hiland Partners, LP. “Senior Indebtedness” will be defined in a supplemental indenture or authorizing resolutions respecting any issuance of a series of subordinated debt securities, and the definition will be set forth in the prospectus supplement.

Payment Blockages

The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

•       we or our property is involved in any voluntary or involuntary liquidation or bankruptcy;

•       we fail to pay the principal, interest, any premium or any other amounts on any Senior Indebtedness of Hiland Partners, LP within any applicable grace period or the maturity of such Senior

Indebtedness is accelerated following any other default, subject to certain limited exceptions set forth in the subordinated indenture; or

•       any other default on any Senior Indebtedness of Hiland Partners, LP occurs that permits immediate acceleration of its maturity, in which case a payment blockage on the subordinated debt securities will be imposed for a maximum of 179 days at any one time.

No Limitation on Amount of Senior Debt

The subordinated indenture will not limit the amount of Senior Indebtedness that Hiland Partners, LP may incur, unless otherwise indicated in the prospectus supplement.

Book Entry, Delivery and Form

The debt securities of a particular series may be issued in whole or in part in the form of one or more global certificates that will be deposited with the Trustee as custodian for The Depository Trust Company, New York, New York (“DTC”) This means that we will not issue certificates to each holder. Instead, one or more global debt securities will be issued to DTC, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificated debt security, a global debt security may not be transferred, except that DTC, its nominees and their successors may transfer a global debt security as a whole to one another.

Beneficial interests in global debt securities will be shown on, and transfers of global debt securities will be made only through, records maintained by DTC and its participants.

DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants’ accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

We will wire all payments on the global debt securities to DTC’s nominee. We and the Trustee will treat DTC’s nominee as the owner of the global debt securities for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global debt securities to owners of beneficial interests in the global debt securities.

It is DTC’s current practice, upon receipt of any payment on the global debt securities, to credit Direct Participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global debt securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global debt securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

Debt securities represented by a global debt security will be exchangeable for certificated debt securities with the same terms in authorized denominations only if:

•       DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and in either event a successor depositary is not appointed by us within 90 days; or

•       an Event of Default occurs and DTC notifies the Trustee of its decision to exchange the global debt security for certificated debt securities.

Satisfaction and Discharge; Defeasance

Each indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when:

(a)   either:

(1)   all outstanding debt securities of that series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(2)   all outstanding debt securities of that series that have not been delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust cash in U.S. dollars, non-callable U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness of such debt securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit (in the case of debt securities that have been due and payable) or the stated maturity or redemption date;

(b)   we have paid or caused to be paid all other sums payable by us under the indenture; and

(c)   we have delivered an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The debt securities of a particular series will be subject to legal or covenant defeasance to the extent, and upon the terms and conditions, set forth in the prospectus supplement.

Governing Law

Each indenture and all of the debt securities will be governed by the laws of the State of New York.

The Trustee

We will enter into the indentures with a Trustee that is qualified to act under the Trust Indenture Act of 1939, as amended, and with any other trustees chosen by us and appointed in a supplemental indenture for a particular series of debt securities. We may maintain a banking relationship in the ordinary course of business with our trustee and one or more of its affiliates.

Resignation or Removal of Trustee

If the Trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the Trustee must either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the applicable indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with the terms and conditions of such indenture.

The Trustee may resign or be removed by us with respect to one or more series of debt securities and a successor Trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the Trustee with respect to the debt securities of such series.

Limitations on Trustee if it is Our Creditor

Each indenture will contain certain limitations on the right of the Trustee, in the event that it becomes a creditor of an issuer or a guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Annual Trustee Report to Holders of Debt Securities

The Trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the Trustee’s eligibility to serve as such, the priority of the Trustee’s claims regarding certain advances made by it, and any action taken by the Trustee materially affecting the debt securities.

Certificates and Opinions to be Furnished to Trustee

Each indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of the indenture, every application by us for action by the Trustee shall be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

MATERIAL TAX CONSIDERATIONS

This section is a summary of the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of United States federal income tax law. This section is based on current provisions of the Internal Revenue Code, existing and proposed regulations to the extent noted and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are to Hiland Partners and the operating partnership.

This section does not address all federal income tax matters that affect us or the unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, each prospective unitholder is urged to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.

No ruling has been or will be requested from the IRS regarding any matter that affects us or prospective unitholders. Instead, we will rely on opinions and advice of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne directly or indirectly by the unitholders and the general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

(1)   the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”);

(2)   whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”); and

(3)   whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed to him is in excess of his adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage and processing of crude oil, natural gas and products thereof and fertilizer. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 2% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of the operating partnership for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. on such matters. It is the opinion of Vinson & Elkins L.L.P. that, based on the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations set forth below, we will be classified as a partnership and our operating company will be disregarded as an entity separate from us for federal income tax purposes.

In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and the general partner. The representations made by us and our general partner upon which counsel has relied are:

(a)    Neither we nor the operating company has elected or will elect to be treated as a corporation; and

(b)   For each taxable year, more than 90% of our gross income has been and will be income that Vinson & Elkins L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The remainder of this section is based on Vinson & Elkins L.L.P.’s opinion that we will be classified as a partnership for federal income tax purposes.

Unitholders who have become limited partners of Hiland Partners will be treated as partners of Hiland Partners for federal income tax purposes. Also:

(a)    assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

(b)   unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of Hiland Partners for federal income tax purposes.

As there is no direct or indirect controlling authority addressing the federal tax treatment of assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Vinson & Elkins L.L.P. does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales.”

Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in Hiland Partners for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income.   We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions.   Cash distributions made by us to a unitholder generally will not be taxable to him for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Cash distributions made by us to a unitholder in an amount in excess of his tax basis in his common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “—Disposition of Common Units” below. To the extent that cash distributions made by us cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses.”

Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having received his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units.   A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions to him from us, by his share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Losses.   The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or certain tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at-risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of his tax basis in his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment, or any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally defined as trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. As is discussed in more detail below, the passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may generally be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. Further, a unitholder’s share of our net income may be offset by any suspended passive losses from that unitholder’s investment in us, but may not be offset by that unitholder’s current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Although, the application of the passive loss limitations to tiered publicly traded partnerships is uncertain, the general rule applying the passive loss limitations separately to each publicly traded partnership appears to require separate application even to related entities, such as Hiland Holdings and us. Consistent therewith, Hiland Holdings has taken the position that any passive losses it generates that are reasonably allocable to its investment in us will only be available to offset its passive income generated in the future that is reasonably allocable to its investment in us and will not be available to offset income from other passive activities or investments, including other investments in private businesses or investments it may make in other publicly traded partnerships.

The IRS could, however, take the position that for purposes of applying the passive loss limitation rules to tiered publicly traded partnerships, such as Hiland Holdings and us, the related entities are treated as one publicly traded partnership. In that case, any passive losses we generate would be available to offset income from your investments in Hiland Holdings. If the IRS were to take such position, passive losses that are not deductible because they exceed a unitholder’s share of income we and Hiland Holdings generate would not be deductible in full until a unitholder disposes of his entire investment in both us and Hiland Holdings in a fully taxable transaction with an unrelated party.

The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

Limitations on Interest Deductions.   The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•       interest on indebtedness properly allocable to property held for investment;

•       our interest expense attributable to portfolio income; and

•       the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly-traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections.   If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a unitholder whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction.   In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or that incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of those distributions. If we have a net loss for the entire year, that amount of loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and then to our general partner.

Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets at the time of an offering, referred to in this discussion as “Contributed Property.” The effect of these allocations to a unitholder who purchases common units in an offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of the offering. In the event we issue additional common units or engage in certain other transactions in the future “reverse Section 704(c) allocations,” similar to the Section 704(c) allocations described above, will be made to all holders of partnership interests, including purchasers of common units in this offering, to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible. An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•       his relative contributions to us;

•       the interests of all the partners in profits and losses;

•       the interest of all the partners in cash flow; and

•       the rights of all the partners to distributions of capital upon liquidation.

Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a unitholder’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales.   A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•       any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•       any cash distributions received by the unitholder as to those units would be fully taxable; and

•       all of these distributions would appear to be ordinary income.

Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from loaning their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of Common Units—Recognition of Gain or Loss.”

Alternative Minimum Tax.   Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates.   In general, the highest effective United States federal income tax rate for individuals currently is 35% and the maximum United States federal income tax rate for net capital gains of an individual currently is 15% if the asset disposed of was held for more than twelve months at the time of disposition.

Section 754 Election.   We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. The Section 743(b) adjustment does not apply to a person who purchases common units directly from us and it belongs only to the purchaser and not to other unitholders. Please also read, however, “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.” For purposes of this discussion, a unitholder’s inside basis in our assets has two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Where the remedial allocation method is adopted (which we have adopted as to property other than certain goodwill properties), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property under Section 168 of the Internal Revenue Code to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. If we elect a method other than the remedial method with respect to a goodwill property, Treasury Regulation Section 1.197-2(g)(3) generally requires that the Section 743(b)

adjustment attributable to an amortizable Section 197 intangible, which includes goodwill property, should be treated as a newly-acquired asset placed in service in the month when the purchaser acquires the common unit. Under Treasury Regulation Section 1.167(c)-l(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. If we elect a method other than the remedial method, the depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the inside basis in such properties. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. If we elect a method other than the remedial method with respect to a goodwill property, the common basis of such property is not amortizable. Please read “—Tax Treatment of Operations—Uniformity of Units.”

Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets, and Treasury Regulation Section 1.197-2(g)(3). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Tax Treatment of Operations—Uniformity of Units.” A unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the common unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Common Units—Recognition of Gain or Loss.” The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year.   We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees.”

Initial Tax Basis, Depreciation and Amortization.   The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by the general partner, its affiliates and our other unitholders. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Because our general partner may determine not to adopt the remedial method of allocation with respect to any difference between the tax basis and the fair market value of goodwill immediately prior to this or any future offering, we may not be entitled to any amortization deductions with respect to any goodwill conveyed to us on formation or held by us at the time of any future offering. Please read “—Uniformity of Units”. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units—Recognition of Gain or Loss.”

The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties.   The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss.   Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property he receives plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than twelve months will generally be taxed at a maximum rate of 15%. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•       a short sale;

•       an offsetting notional principal contract; or

•       a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees.   In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements.   A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties.

However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination.   We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6) and Treasury Regulation Section 1.197-2(g)(3). Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6) which is not expected to directly apply to a material portion of our assets, and Treasury Regulation Section 1.197-2(g)(3). Please read “—Tax Consequences of Unit Ownership—Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Under rules applicable to publicly traded partnerships, we will withhold tax, at the highest effective applicable rate, from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures.   We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor counsel can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement names the general partner as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting.   Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a)   the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b)   whether the beneficial owner is

(1)   a person that is not a United States person,

(2)   a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

(3)   a tax-exempt entity;

(c)   the amount and description of units held, acquired or transferred for the beneficial owner; and

(d)   specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties.   An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1)   for which there is, or was, “substantial authority,” or

(2)   as to which there is a reasonable basis and the relevant facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists but for which a reasonable basis for the tax treatment of such item exists, we must disclose the relevant facts on our return. In such a case, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” a term that in this context does not appear to include us.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

Reportable Transactions.   If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “—Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•       accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Accuracy-related Penalties,”

•       for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability and

•       in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. We currently do business or own property in Mississippi, Montana, North Dakota, Oklahoma, Texas and Wyoming. Each of these states, except Texas and Wyoming currently impose a personal income tax. We may also own property or do business in other states in the future. Although an analysis of those various taxes is not presented here, each prospective unitholder is urged to consider their potential impact on his investment in us. You may not be required to file a return and pay taxes in some states because your income from that state falls below the filing and payment requirement. You will be required, however, to file state income tax returns and to pay state income taxes in many of the states in which we do business or own property, and you may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the state, generally does not relieve a non-resident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Unit Ownership—Entity-Level Collections.” Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state or local tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend upon, his own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns, that may be required of him.

Tax Consequences of Ownership of Debt Securities

A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth on the prospectus supplement relating to the offering of debt securities.

PLAN OF DISTRIBUTION

We may sell securities described in this prospectus and any accompanying prospectus supplement to one or more underwriters for public offering and sale, and we also may sell securities to investors directly or through one or more broker-dealers or agents.

We will prepare a prospectus supplement for each offering that will disclose the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents.

We will fix a price or prices of our securities at:

•       market prices prevailing at the time of any sale under this registration statement;

•       prices related to market prices; or

•       negotiated prices.

We may change the price of the securities offered from time to time.

If we use underwriters or dealers in the sale, they will acquire the securities for their own account and they may resell these securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise disclosed in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If a prospectus supplement so indicates, the underwriters may, pursuant to Regulation M under the Securities Exchange Act of 1934, engage in transactions, including stabilization bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the securities at a level above that which might otherwise prevail in the open market.

We may sell the securities directly or through agents designated by us from time to time. We will name any agent involved in the offering and sale of the securities for which this prospectus is delivered, and disclose any commissions payable by us to the agent or the method by which the commissions can be determined, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We may agree to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities to which they may become subject in connection with the sale of the securities, including liabilities arising under the Securities Act of 1933.

Certain of the underwriters and their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the web sites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

LEGAL MATTERS

Vinson & Elkins L.L.P. will pass upon the validity of the securities offered in this registration statement. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated financial statements of Hiland Partners, LP included in our Annual Report on Form 10-K for the year ended December 31, 2005, which are incorporated by reference in this prospectus, have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report with respect thereto. These consolidated financial statements are incorporated by reference in reliance of said firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                 Other Expenses of Issuance and Distribution.

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates. We will pay all expenses (other than underwriting discounts and commissions) incurred by the offering unitholders.

Securities and Exchange Commission registration fee	$53,500
Legal fees and expenses	20,000
Accounting fees and expenses	10,000
Printing expenses	10,000
Miscellaneous	6,500
TOTAL	$100,000

Item 15.                 Indemnification of Directors and Officers.

Hiland Partners, LP

Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The partnership agreement of Hiland Partners, LP provides that, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•       our general partners;

•       any departing general partner;

•       any person who is or was an affiliate of our general partners or any departing general partner;

•       any person who is or was a member, partner, officer, director employee, agent or trustee of our general partners or any departing general partner or any affiliate of our general partners or any departing general partner; or

•       any person who is or was serving at the request of our general partners or any departing general partners or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

Any indemnification under these provisions will only be out of our assets. Our general partners will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Hiland Partners GP, LLC

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and has the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of our general partner, Hiland Partners GP, LLC, provides for the indemnification of

(a) any person who is or was an affiliate of our general partner, (b) any person who is or was a member, partner, officer, director, fiduciary or trustee of our general partner or any or its affiliates, (c) any person who is or was serving at the request of the board of directors or the members of our general partner as an officer, director, member, partner, fiduciary or trustee of another person (each, an “Indemnitee”), from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which such person may be involved, or threatened to be involved, as a party or otherwise, by reason of his, her or its status as an Indemnitee; provided, that such Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Expenses incurred by an Indemnitee in defending any such claim, demand, action, suit or proceeding will, from time to time, be advanced by our general partner prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amounts if it is ultimately determined that the Indemnitee is not entitled to be indemnified. Hiland Partners GP, LLC is authorized to purchase and maintain insurance, on behalf of Indemnitees and such other persons as the board of directors of our general partner may determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the activities of Hiland Partners GP, LLC.

Hiland Partners Finance Corp.

Section 145 of the Delaware General Corporation Law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may that be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. Also, the bylaws of Hiland Partners Finance Corp. provide for the indemnification of directors and officers of and such directors and officers who serve at the request of the company as directors, officers, employees or agents of any other enterprise against certain liabilities under certain circumstances.

Item 16.                 Exhibits.

Exhibit Number	Description
**1.1—	Form of Underwriting Agreement
*4.1—	Form of Senior Indenture for Senior Debt Securities.
*4.2—	Form of Subordinated Indenture for Subordinated Debt Securities.
**4.3—	Form of Senior Debt Securities.
**4.4—	Form of Subordinated Debt Securities.
*5.1—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
*8.1—	Opinion of Vinson & Elkins L.L.P. as to tax matters
*12.1—	Ratios of earnings to fixed charges
*23.1—	Consent of Grant Thornton LLP
*23.2—	Consent of Vinson & Elkins L.L.P. (contained in Exhibits 5.1 and 8.1)
*24.1—	Power of Attorney (included on signature page of this registration statement)

*                    Filed herewith

**             To be filed as and Exhibit to a Current Report on Form 8-K or in a post-effective amendment to this registration statement

Item 17.                 Undertakings.

Each undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent n the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrants pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act to any purchaser:

(a)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)   That, for the purpose of determining liability of any registrant under the Securities Act to any purchaser in the initial distribution of the securities, each undersigned registrant undertakes that in a primary offering of securities of such registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)    Any preliminary prospectus or prospectus of any undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)   Any free writing prospectus relating to the offering prepared by or on behalf of any undersigned registrant or used or referred to by the undersigned registrant;

(c)    The portion of any other free writing prospectus relating to the offering containing material information about any undersigned registrant or its securities provided by or on behalf of such registrant; and

(d)   Any other communication that is an offer in the offering made by any undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Each undersigned registrant hereby undertakes:

(1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus or any prospectus supplement filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus or prospectus supplement filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus or prospectus supplement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Each undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee under each of its indentures to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended (the “Act”) in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Enid, State of Oklahoma, on January 5, 2007.

HILAND PARTNERS, LP
By:	Hiland Partners GP, LLC,
its General Partner
By:	/s/ RANDY MOEDER
Name:	Randy Moeder
Title:	Chief Executive Officer, President and Director

Each person whose signature appears below appoints Randy Moeder and Ken Maples, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following officers and directors of Hiland Partners GP, LLC, as general partner of Hiland Partners, LP, the registrant, in the capacities and on the dates indicated.

Signature	Title	Date
/s/ RANDY MOEDER	Chief Executive Officer, President,	January 5, 2007
Randy Moeder	and Director (Principal Executive Officer)
/s/ KEN MAPLES	Chief Financial Officer, Vice President—	January 5, 2007
Ken Maples	Finance, Secretary and Director (Principal
Accounting and Financial Officer)
/s/ HAROLD HAMM	Chairman of the Board	January 5, 2007
Harold Hamm
/s/ MICHAEL L. GREENWOOD	Director	January 5, 2007
Michael L. Greenwood
/s/ EDWARD D. DOHERTY	Director	January 5, 2007
Edward D. Doherty

/s/ RAYFORD T. REID	Director	January 5, 2007
Rayford T. Reid
/s/ SHELBY E. ODELL	Director	January 5, 2007
Shelby E. Odell
/s/ JOHN T. MCNABB, II	Director	January 5, 2007
John T. McNabb, II
/s/ DAVID L. BOREN	Director	January 5, 2007
David L. Boren

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Enid, State of Oklahoma, on the 5th day of January, 2007.

HILAND PARTNERS FINANCE CORP.
By:	/s/ RANDY MOEDER
Name:	Randy Moeder
Title:	President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randy Moeder and Ken Maples, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities indicated on the 5th day of January, 2007.

Signature	Title
/s/ RANDY MOEDER	President, Chief Executive Officer and Sole
Randy Moeder	Director (Principal Executive Officer)
/s/ KEN MAPLES	Chief Financial Officer, Vice President—
Ken Maples	Finance and Secretary (Principal Financial Officer and Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Enid, State of Oklahoma, on the 5th day of January, 2007.

HILAND OPERATING, LLC HILAND ENERGY PARTNERS, LLC HILAND GP, LLC HILAND LP, LLC
By:	/s/ RANDY MOEDER
Name:	Randy Moeder
Title:	President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randy Moeder and Ken Maples, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities indicated on the 5th day of January, 2007.

Signature	Title
/s/ RANDY MOEDER	President and Chief Executive Officer
Randy Moeder	(Principal Executive Officer)
/s/ KEN MAPLES	Chief Financial Officer, Vice President—Finance
Ken Maples	and Secretary (Principal Financial Officer and
Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Enid, State of Oklahoma, on the 5th day of January, 2007.

CONTINENTAL GAS OPERATING, LP
By:	Hiland GP, LLC,
its general partner
By:	/s/ RANDY MOEDER
Name:	Randy Moeder
Title:	President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randy Moeder and Ken Maples, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities indicated on the 5th day of January, 2007.

Signature	Title
/s/ RANDY MOEDER	President and Chief Executive Officer
Randy Moeder	(Principal Executive Officer)
/s/ KEN MAPLES	Chief Financial Officer, Vice President—Finance,
Ken Maples	and Secretary (Principal Financial Officer and Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Enid, State of Oklahoma, on the 5th day of January, 2007.

HILAND PARTNERS, LLC
By:	/s/ RANDY MOEDER
Name:	Randy Moeder
Title:	Manager

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randy Moeder and Ken Maples, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities indicated on the 5th day of January, 2007.

Signature	Title
/s/ RANDY MOEDER	Manager (Principal Executive Officer)
Randy Moeder
/s/ KEN MAPLES	Chief Financial Officer, Vice President—Finance
Ken Maples	and Secretary (Principal Financial Officer and Principal Accounting Officer)

INDEX TO EXHIBITS

Exhibit Number	Description
**1.1—	Form of Underwriting Agreement
*4.1—	Form of Senior Indenture for Senior Debt Securities.
*4.2—	Form of Subordinated Indenture for Subordinated Debt Securities.
**4.3—	Form of Senior Debt Securities.
**4.4—	Form of Subordinated Debt Securities.
*5.1—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
*8.1—	Opinion of Vinson & Elkins L.L.P. as to tax matters
*12.1—	Ratios of earnings to fixed charges
*23.1—	Consent of Grant Thornton LLP
*23.2—	Consent of Vinson & Elkins L.L.P. (contained in Exhibits 5.1 and 8.1)
*24.1—	Power of Attorney (included on signature page of this registration statement)

*                    Filed herewith

**             To be filed as and Exhibit to a Current Report on Form 8-K or in a post-effective amendment to this registration statement